July 21, 2009

To conform to certain rules concerning the continuous disclosure obligation, the Company files, as of today, an amended Management’s Discussion and Analysis Report for the three-month period ended May 31, 2009.

The only amendment made to the Management’s Discussion and Analysis Report is the inclusion, on page 9 in the section “Internal control over financial reporting”, of the effect the material weakness could have over financing reporting and internal controls over financial reporting.

The Company files simultaneously, with this amended Management’s Discussion and Analysis Report, the new certification.

/s/ Robin Villeneuve

Robin Villeneuve
Chief Financial Officer

MINES VIRGINIA INC. / VIRGINIA MINES INC.
 116, rue St-Pierre, bureau 200, Québec, QC G1K 4A7
' (800) 476-1853 – (418) 694-9832 6 (418) 694-9120
E-mail : mines@virginia.qc.ca Web : www.virginia.qc.ca